Exhibit 99.1

MARKETAXESS APPOINTS STEVEN BEGLEITER TO BOARD OF DIRECTORS

NEW YORK – Tuesday April 24, 2012 – MarketAxess Holdings Inc. (Nasdaq: MKTX), the operator of a leading electronic trading platform for U.S. and European high-grade corporate bonds, emerging markets bonds and other types of fixed-income securities, today announced that it has appointed Steven L. Begleiter to its Board of Directors.

Mr. Begleiter is a Senior Principal at Flexpoint Ford, LLC, a position he has held since October 2008. In this role, Mr. Begleiter oversees strategy and development for Flexpoint Ford’s portfolio companies in both the financial services and healthcare industries. Mr. Begleiter has over 25 years of experience in transaction advisory services and financing for domestic and international clients. Prior to joining Flexpoint Ford, Mr. Begleiter was a Senior Managing Director at Bear Stearns & Co., where he was also a member of the firm’s Management and Compensation Committee. Mr. Begleiter also served as head of Bear Stearns’ Corporate Strategy Group. Mr. Begleiter currently serves on the board of directors of WisdomTree Investments, Inc.

Richard M. McVey, MarketAxess Chief Executive Officer and Chairman of the Board, said: “Steve has extensive experience in investment banking, business building and corporate strategy. We look forward to benefiting from his insights on industry trends and long term growth strategies. Given his M&A and private equity experience, Steve will be especially helpful to the company as we continue to analyze acquisition opportunities to complement our organic growth.”

Mr. Begleiter added: “Electronic trading is increasingly becoming a more integral strategy for the OTC fixed income and derivatives marketplaces, helping to broaden access for a greater number of participants and improve transparency and efficiency. MarketAxess’ innovative and entrepreneurial culture has led the way in opening new doors for global expansion and market structure evolution. I am pleased to join Rick and the rest of the directors during this exciting time of change to help drive MarketAxess’ strategy for the future.”

About MarketAxess

MarketAxess operates a leading electronic trading platform that enables investment industry professionals to efficiently trade corporate bonds and other types of fixed-income instruments.

MarketAxess’ patented trading technology allows institutional investor clients to request competitive, executable bids or offers from multiple broker-dealers simultaneously, and to execute trades with the broker-dealer of their choice. Over 900 institutional investors are active users of the MarketAxess trading platform, accessing the global liquidity provided by MarketAxess’ 87 broker-dealer clients in U.S. high-grade corporate bonds, European bonds, high yield and emerging markets bonds, agency bonds, asset-backed and preferred securities and credit default swaps. MarketAxess also offers a number of trading-related products and services, including: market data to assist clients with trading decisions; connectivity solutions that facilitate straight-through processing; technology services to optimize trading environments; and execution services for exchange-traded fund managers and other clients.

MarketAxess maintains its headquarters in New York and has offices in London, Chicago, Salt Lake City, Hong Kong, Singapore and São Paulo. For more information, please visit www.marketaxess.com.

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Media Contacts

MarketAxess

Diana Bhaktul

+1 212 813 6354

dbhaktul@marketaxess.com

William McBride & Associates

Judith Flynn

+ 1 917 902 9726

jflynn@wmmcbride.com

William McBride & Associates

Bill McBride

+ 1 917 239 6726

bill@wmmcbride.com